Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Solaris Energy Infrastructure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid

Primary Offering:	Equity	Class A Common Stock (par value $0.01 per share)	—	—	—	—		—	—		—	—	—	—

	Equity	Preferred Stock (par value $0.01 per share)	—	—	—	—		—	—		—	—	—	—

	Unallocated (Universal Shelf)	—	457(o)	(1)	(2)	$500,000,000	(3)	0.00015310	$76,550	(4)

Secondary Offering:	Equity	Class A Common Stock (par value $0.01 per share)	457(c)	12,294,549 (5)	$16.84 (6)	$207,040,206	(6)	0.00015310	$31,698	(7)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—	—		—	—	—	—

Carry Forward Securities

Carry Forward Securities:	—	—	—	—	—	—		—	—		—	—	—	—

	Total Offering Amounts					$707,040,206			$108,248.00

	Total Fees Previously Paid								$0

	Total Fee Offsets								$0

	Net Fee Due								$108,248.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices. This registration statement on Form S-3 also covers an indeterminate amount of securities that may be issued in exchange for, or upon conversion or exercise of, as the case may be, the preferred stock registered hereunder.

(2)

The proposed maximum aggregate offering price will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.

(3)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	Calculated in accordance with Rule 457(o) under the Securities Act.
(5)

Includes 12,294,549 shares of Class A common stock, par value $0.01 per share, of the registrant issuable upon redemption of units in Solaris Energy Infrastructure, LLC (together with an equal number of shares of the registrant’s Class B common stock, par value $0.00 per share). Pursuant to Rule 416(a) under the Securities Act, the amount of Class A common stock being registered on behalf of the selling stockholders shall be adjusted to include any additional Class A common stock that may become issuable as a result of any distribution, split, combination or similar transaction.

(6)

Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices of the registrant’s common stock on November 8, 2024, as reported on the New York Stock Exchange.

(7)	Calculated pursuant to Rule 457(c) of the Securities Act.